EXHIBIT 11



CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Share

For the Years Ended December 31, 1998, 1997, and 1996

                                                        Year Ended
                                                        December 31,
                                       -----------------------------------------
                                            1998        1997           1996
                                            ----        ----           ----

Computation   of  Basic   Loss  Per
Share:

Weighted  average  number of shares    18,715,416    18,714,646      18,714,646
                                       ==========    ==========      ==========
outstanding

Loss applicable to common stock:1

From Continuing Operations            $(8,329,000)  $(8,360,000)   $ (8,407,000)
                                      ============  ============   =============

Net Loss                              $(8,329,000)  $(8,360,000)   $(12,757,000)
                                      ============  ============   =============


Basic loss per share:

From Continuing Operations                 $(0.45)       $(0.45)         $(0.45)
                                           =======       =======         =======

Net Loss                                   $(0.45)       $(0.45)         $(0.68)
                                           =======       =======         =======


--------
1     Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 1998, 1997, and 1996 in the amount of $8,634,000, $8,636,000, and $8,636,000, respectively